

Chu Teh-Chun (1920–2014)

Atmosphère Hivernale (1989)



Chu Teh-Chun is celebrated as one of the three great Chinese Modernists, who synthesized traditional Chinese painting techniques with Western Post-War abstraction

INVESTMENT THESIS

Price Appreciation of Similar Works
17.3%

Appraised Value
N/A

Initial Offering
$1,221,000

Similar Sales



$1.5m
$1.0m
$0.5m
$0.0m
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant +38 years
2020 Auction Sales	significant $59,490,608
Repeat Sales	view

72% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Chu Teh-Chun is celebrated as one of the three great Chinese Modernist artists who synthesized traditional Chinese painting with Western Postwar abstraction.
- *Atmosphère Hivernale* is a 1989 mid-scale example from Chu Teh-Chun's series of snowy winter abstractions, which are considered among the most desirable and account for 5 of the artist's top 10 records at auction.
- The painting has been sold twice at auction and well outperformed the estimates on both occasions: in June 2011 it sold for $362,576, and less than a year later in April 2012, it resold for $775,203 – representing a total price increase of 113.8%.
- Although there are no guarantees, similar works to *Atmosphère Hivernale* have appreciated by 17.3% annualized from 2007 to 2021.
- Similar works have sold for over Masterworks' offering price, including *Synthése Hivernale* which sold for $1,475,760 in 2015, and *Nuances de Givre I* which sold for $1,396,192 in May 2016.
- Chu's top auction record is held by a larger scale example also from the snow series, *Harmonie Hivernale* (1986), which sold for $29,544,253 this past April 2021.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$59,490,608	92

CHU TEH-CHUN

b. 1920, China – d. 2014, France



THE PAINTING

Atmosphère Hivernale, 1989

Oil on canvas
24 × 29 in. (61 × 74 cm.)

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

17.3%

INITIAL OFFERING

$1,221,000

Offering Circular: sec.gov/edgar

Chu Teh-Chun (1920–2014) is celebrated as one of the three great Chinese Modernists, who synthesized traditional Chinese painting techniques with Western Post-War abstraction.

The Painting is a striking small-scale example from Chu Teh-Chun's "Snow" series of winter abstractions, and as of August 5, 2021, larger examples of the series account for five of the artist's top ten records at auction.

Emblematic of the series, the Painting combines linear gestures of calligraphy with Western oil abstraction and features a delicate white spray to imply snowfall across the composition. The Painting is an intimate example, while larger works from the series can exceed six feet in height and twelve feet in width. Works of this series similar to the Painting in scale and complexity have achieved over $1,300,000 at auction: *Synthèse Hivernale* (1985), sold for HK$11,440,000 ($1,475,760) on November 28, 2015 at Christie's Hong Kong, and *Nuances de Givre I* (1986-1987), sold for HK$10,840,000 ($1,396,192) on May 30, 2016 at Christie's Hong Kong.

The Painting itself has been sold twice at auction and well outperformed the estimates on both occasions; the Painting first sold on June 25, 2011 at Estimations & Ventes aux Enchères, a regional auction house in Paris, for €225,000 ($362,576) against an estimate of €40,000 to €60,000 ($56,874 to $85,312), and again on April 2, 2012 at Sotheby's Hong Kong for HK$6,020,000 ($775,203) against an estimate of HK$2,800,000 to HK$3,800,000 ($360,559 to $489,331). The annualized price appreciation between the two sales was 167.4%, with a total increase in price of 113.8%. The importance of the series, high contrast of the color palette, dynamic composition and execution of the Painting make this work a particularly commercial and desirable example by Chu Teh-Chun.

In 1969, Chu represented China at the Tenth Biennale in Sao Paulo, Brazil. He became a citizen of France in 1980, and in 1999, became the first Chinese member of l'Institut de France, Académie des Beaux-Arts. Chu received numerous awards in his lifetime, including both the Chevalier de l'Ordre des Palmes Académiques and the Chevalier de la Légion d'Honneur in 2001, two highly prestigious honors bestowed by the French

Top records at auction for the artist are led by *Harmonie Hivernale* (1986), which sold for HK$229,568,000 ($29,544,253) on April 18, 2021, followed by *Les Éléments Confédérés* (1983-1984), which sold for HK$113,688,000 ($14,668,935) on July 8, 2020, and *Vertige Neigeux* (1990-1999) which sold for HK$91,820,000 ($11,835,596) in November 26, 2016.

government. Artworks by Chu Teh-Chun are held in some of the most esteemed collections in the world including the Bibliothéque Nationale in Paris, the Guangdong Museum of Art in Guangzhou, China, and the Taipei Fine Arts Museum in Taiwan. The artist's work has also been the subject of numerous institutional exhibitions, including at the Shanghai Museum of Art, the National Museum of History of Taipei, the Suzhou Museum and the National Art Museum of China in Beijing. As of August 5, 2021, top records at auction for the artist are led by *Harmonie Hivernale* (1986), which sold for HK$229,568,000 ($29,544,253) on April 18, 2021, followed by *Les Éléments Confédérés* (1983-1984), which sold for HK$113,688,000 ($14,668,935) on July 8, 2020, and *Vertige Neigeux* (1990-1999) which sold for HK$91,820,000 ($11,835,596) in November 26, 2016.

AUCTION RESULTS FOR SIMILAR WORKS[2]


1.8M
1.3M
900K
450K
2007
2008
2009
2010
2011
2012
2013
2015
2016
2017
2018
2019
2020
2021





The Painting itself sold twice at auction and well outperformed the estimates on both occasions; the Painting first sold on June 25, 2011 at Estimations & *Ventes aux Enchères*, a regional auction house in Paris, for €225,000 ($362,576) against an estimate of €40,000 to €60,000 ($56,874 to $85,312), and again on April 2, 2012 at Sotheby's Hong Kong for HK$6,020,000 ($775,203) against an estimate of HK$2,800,000 to HK$3,800,000 ($360,559 to $489,331).



In 1969, Chu represented China at the Tenth Biennale in Sao Paulo, Brazil. He became a citizen of France in 1980, and in 1999, became the first Chinese member of l'Institut de France, Académie des Beaux-Arts. Chu received numerous awards in his lifetime, including both the Chevalier de l'Ordre des Palmes Académiques and the Chevalier de la Légion d'Honneur in 2001, two highly prestigious honors bestowed by the French government.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Chu Teh-Chun with the following criteria: oil on canvas paintings from the artist's "Snow" series that were created between 1985 and 1989, that measure between 20 inches by 20 inches and 36 inches by 36 inches. The comparative set includes *Untitled* (1987), a mixed media painting on paper on canvas, which sold for HK$5,860,000 ($753,594) on April 2, 2017 at Sotheby's Hong Kong, due to its compositional similarity to the Painting. Sales of paintings where the data was incomplete and the painting could not be reasonably deemed to be part of the artist's "Snow" series were excluded from the comparative set. Where the buyer's premium was unavailable for the June 15, 2011 sale of the Painting, a 15% inclusive buyer's premium was applied. This premium rate was chosen as a discount to the prevailing rate of Christie's and Sotheby's, given that the sale was conducted by a regional auction house in Paris. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 17.3% CAGR implied from selected sales occurring from December 11, 2007 to July 18, 2021.